Exhibit 10.4

ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT (this “Agreement”) dated as of June 30, 2022 (the “Effective Date”), is by and between American International Holdings Corporation, a Nevada corporation (“AMIH”), and Epiq MD, Inc., a Nevada corporation (“Company”). AMIH and the Company are also referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

The Parties are entering into a separate agreement referred to as the Equity Interest Purchase Agreement, pursuant to which the Parties are, among other things, terminating their Affiliated relationship as related entities (see Schedule A); and

The Purchase Agreement and subsequent documents provide for the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 General Definitions. Wherever used in this Agreement, the following terms have the meanings opposite them:

“AMIH” has the meaning ascribed thereto in the Preamble hereof.

“Affiliate” or “Affiliated” with respect to any entity, any entity that Controls, is Controlled by, or is under common Control with the entity in question.

“Agreement” has the meaning ascribed thereto in the Preamble hereof.

“Closing Documents” refers so the host of required documents, including but not limited to the Purchase Agreement, this Royalty Agreement, any other agreements, certifications, contracts, exhibits and schedules that will be part of the transaction referred to, anticipated and described in Schedule A.

“Company” has the meaning ascribed thereto in the Preamble hereof.

“Control” (and derivative terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.

“Effective Date” has the meaning ascribed thereto in the Preamble hereof.

“Gross Revenues” shall mean the amount of all revenues earned and received by the Company (cash basis) derived exclusively from its/their conduct of the Telehealth Business, adjusted so that:

Gross Revenues includes, with respect to any entities in which Company has an ownership interest, directly or indirectly, of greater than fifty percent (50%) but less than one hundred percent (100%), only Company’s pro rata portion of the Gross Revenues of such entities derived exclusively from their conduct of the Telehealth Business;

and

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Gross Revenues includes, with respect to any entities in which Company has an ownership interest, directly or indirectly, of fifty percent (50%) or less, only amounts actually received by the Company as cash dividends or cash distributions derived exclusively from the conduct of the Telehealth Business of such entities.

“Person” means any natural person, corporation, company, partnership, firm, voluntary association, joint venture, trust, unincorporated organization, authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Royalty Payment” means for any Royalty Calculation Period, an amount equal to two and one-half of one percent (2.50%) of Gross Revenues for such Royalty Calculation Period.

“Royalty Calculation Period” means each quarter during any calendar year, during the Term.

“Royalty Repurchase” or “Repurchase Event” shall mean a repurchase by the Company of the Royalty Rights as provided in Article V hereof.

“Royalty Repurchase Payment” means the amount equal to $900,000.00 unless otherwise agreed to in writing by the Parties.

“Royalty Rights” means the royalty rights of AMIH under this Agreement.

“Start Date” means January 1st, 2023 and represents the beginning of the Term for which Royalty Rights commence.

“Schedule A” is a copy of the executed Term Sheet, which references the transaction requiring the Purchase Agreement mentioned in the Recitals and this Royalty Agreement.

“Schedule B” refers to the specific wiring instructions provided by AMIH to the Company for purposes of accommodating Royalty Payments.

“Term” shall mean a term commencing on January 1st, 2023 and terminating on the earliest to occur of:

(a) a Royalty Repurchase;

(b) the gross combined payment of $900,000 in aggregate; or

(c) December 31st, 2026.

“Third-Party” means any Person other than the Parties hereto or any of their respective Affiliates.

Section 1.02 Interpretation. Unless otherwise indicated in this Agreement:

i.	headings are for convenience only and do not affect the interpretation of this Agreement;
ii.	words importing the singular include the plural and vice versa;
iii.	a reference to an Exhibit, Article, part, Schedule or Section is a reference to that Article or Section of, or that Exhibit, part or Schedule to, this Agreement;
iv.	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement.
v.	a reference to a party to any document includes that party’s successors and permitted assigns; and
vi.	“including” and “include” shall be deemed to mean “including, without limitation” and “include, without limitation.”

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ARTICLE II

PAYMENTS

Section 2.01 Royalty Payments. During the Term, Company will pay to AMIH the Royalty Payment for each Royalty Calculation Period, on or before the 25th calendar day after the close of the applicable Royalty Calculation Period. It is anticipated that there will be four Royalty Payments throughout the calendar year, generically referred to as quarterly payments, during the Term. AMIH shall have the right to conduct an audit after providing reasonable notice at AMIH’s expense, unless the result of such audit results in a discrepancy of more than 10% in which case the Company shall be responsible for the cost of the audit in addition to the payment for such discrepancy to AMIH.

ARTICLE III

REPRESENTATIONS

Section 3.01 Representations of the Company. The Company represents, warrants, and covenants, jointly and severally, to AMIH that as of the Effective Date:

(a) The Company is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it is organized and has the power and authority to carry on its business and to own its properties and assets and to execute, deliver and perform this Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms (except as such enforceability may be limited by applicable winding or shutting down, bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and by general principles of equity); and

(c) Each of the representations and warranties made by the Company in the Purchase Agreement is incorporated herein by reference and is true and correct as of the Effective Date.

Section 3.02 Representations of AMIH. AMIH represents, warrants, and covenants to the Company that as of the date of this Agreement and as of the Effective Date:

(a) It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it is organized and has the power and authority to carry on its business and to own its properties and assets and to execute, deliver and perform this Agreement and in the Purchase Agreement.

(b) This Agreement has been duly and validly authorized, executed and delivered by it and constitutes its valid and legally binding obligation; and

(c) Each of the representations and warranties made by AMIH in the Restructuring Agreement is incorporated herein by reference and is true and correct as of the Effective Date.

ARTICLE IV

COVENANTS

Section 4.01 Reporting. Concurrent with each payment of Royalty hereunder, Company will provide to AMIH, information of detail and scope sufficient to support the Royalty Payment for such Royalty Calculation Month. The Company will further keep such records and information underlying the reports provided for above for a period of 3 years after the termination of this Agreement. All such records shall be subject at reasonable times and upon reasonable prior notice, to examination, inspection, copying, or audit by personnel authorized by AMIH and/or any third-party auditor designated by AMIH (to be approved by the Company, with such approval to not be unreasonably withheld, conditioned or delayed). Except in the event of a good faith dispute between the Parties, such audits shall occur no more than once per year, upon prior written request. The Company shall provide AMIH with the requested documents or provide adequate and appropriate workspace at Company’s facility in order to conduct such audits. During the three (3) year period after expiration or termination of this Agreement, delivery of and access to these items will be at no cost to AMIH. In the event any such audit indicates inaccuracies, underpayment, or other violation of this Agreement, and any or all of such inaccuracies, underpayment, or other violation of this Agreement result in a cost to AMIH or an underpayment, (a) the Company shall promptly pay such corrected difference in amount(s) within thirty (30) calendar days’ notice of the discrepancy, together with interest at the lesser of (i) 12% per annum; and (ii) the greatest non-usurious rate allowed pursuant to applicable law, from the date such payment was originally due; and (b) the Company shall be responsible for reimbursing to AMIH the reasonable costs associated with such audit, only in the cases wherein the Company was at fault for any discrepancy.

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Section 4.02 Confidentiality. All information disclosed to any Party pursuant to this Agreement will be kept confidential by such Party, and will not be used by such Party other than in connection with this Agreement, except to the extent such information was known by such Party prior to the time it was provided to the Party hereunder or is or has become lawfully obtainable from other sources, or to the extent such duty as to confidentiality and non-use is waived by the Parties in writing, or except as may be required by order of any court or governmental agency. Notwithstanding the foregoing limitations, however, each Party may disclose information obtained hereunder to such Party’s legal counsel, to such Party’s accountants and other consultants, or to any other such Persons whose services such Party may require throughout the Term, but only to the extent necessary and incident to the proper provision by the disclosee of professional services to the disclosing Party. The foregoing obligation of confidentiality and non-use will survive any termination of this Agreement. Nothing herein will prohibit AMIH’s right to disclose the terms of this Agreement in its filing with the Securities and Exchange Commission as required by applicable law.

Section 4.03 No Encumbrance. At all times during the Term, AMIH covenants and agrees that it will: (a) not in any manner pledge, mortgage, hypothecate, transfer, liquidate, or otherwise dispose of, directly or indirectly, any of its interests in this Agreement, the Royalty Rights or any claim to Royalty payable hereunder, and (b) keep its interests in this Agreement, the Royalty Rights, and all claims to Royalty payable hereunder free and clear of all liens, claims and encumbrances of every kind and nature, except in accordance with Section 5.02, below.

ARTICLE V

ROYALTY REPURCHASE; RIGHT OF FIRST REFUSAL

Section 5.01 Royalty Repurchase.

In the event of the occurrence of any Repurchase Event, the Company shall have the right to elect to terminate this Agreement and to pay AMIH the Royalty Repurchase Payment. In the event the Company so elects to terminate this Agreement, Company shall notify AMIH in writing, by certified mail return receipt requested, of its election as soon as reasonably possible after or (if possible) prior to the Repurchase Event. The entirety of the Royalty Rights shall be conveyed by AMIH to the Company in connection therewith, free and clear of all obligations, liens, claims and encumbrances of every kind and nature.

Section 5.02 Right of First Refusal.

(a) AMIH hereby grants Company the exclusive right of first refusal to acquire the Royalty Rights from AMIH on the same terms and conditions as any offer from a bona fide Third-Party offeror for the purchase of the Royalty Rights which AMIH desires to accept (a “Royalty Rights Offer”).

(b) AMIH shall promptly, within not more than three (3) business days after AMIH’s receipt thereof, notify Company in writing (an “Offer Notice”), by certified mail return receipt requested and via email, of each Royalty Rights Offer received by AMIH, which shall include a copy of the written offer received by AMIH from the Third-Party offeror. Each Offer Notice shall contain a full description of the subject Royalty Rights Offer, including without limitation the financial terms, conditions and other relevant terms thereof. The Company shall have twenty (20) days after each receipt of an Offer Notice within which to respond, in writing, either waiving or electing its right to acquire the Royalty Rights from AMIH. If Company elects to acquire the Royalty Rights from AMIH, the Company shall promptly cause necessary documents to be drafted to effectuate the transaction and notify AMIH of the proposed closing date set forth in the Offer Notice. The Parties shall in good faith negotiate and finalize such documents with commercial diligence. At the closing of such purchase by the Company, AMIH will execute such documents as reasonably deemed necessary by Company to convey the Royalty Rights to Company, and the Company will pay AMIH the purchase price therefor as set forth in the Offer Notice. The entirety of the Royalty Rights shall be conveyed by AMIH to the Company in connection therewith, free and clear of all liens, claims and encumbrances of every kind and nature.

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ARTICLE VI

MISCELLANEOUS

Section 6.01 Notices. Any and all notices or other communications or deliveries required or permitted to be given pursuant to any of the provisions of this Agreement will be deemed to have been duly given for all purposes if sent both (a) by telefax and (b) by certified or registered mail, return receipt requested and postage prepaid, by hand delivery, or by an internationally recognized overnight courier, in any case to the telefax number and the address of such Party listed below or to such other telefax number or address as any Party may specify by notice given to the other Party in accordance with this Section 6.01.

If to AMIH:

Jacob Cohen

Chief Executive Officer

American International Holdings Corporation

4131 N. Central Expressway, Suite 900
Dallas Tx, 75204

If to the Company:

Alejandro Rodriguez

Chief Executive Officer

Epiq MD, Inc.

7950 Legacy Drive, Suite 400

Plano, Texas 75024

The date of giving of any such notice will be: (1) in the case of delivery by hand or courier, the date of delivery at the appropriate address specified in or pursuant to this Section 6.01, provided that the notice has also been sent by telefax to the appropriate telefax number specified in or pursuant to this Section 6.01; or (2) in the case of delivery by mail, three business days following the posting of the mail addressed to the appropriate address specified in or pursuant to this Section 6.01.

Section 6.02 Payment Location. All payments to AMIH pursuant to this Agreement shall be made to the notice address listed above. or at such other address as AMIH may notify the Company from time to time. Alternatively, AMIH may submit to the Company specific wiring instructions

Section 6.03 Applicable Law and Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas, without regard to conflicts of law principles thereof, and is performable in Denton County, Texas. Any action or proceeding under or in connection with this Agreement shall be brought only in any state or federal court in Denton County, Texas. Each of the Parties hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the laying of venue of any such action or proceeding brought in such court or that such court is an inconvenient forum. Any action or proceeding by either Party against the other shall be brought only in a court located in Denton County, Texas.

Section 6.04 Successors and Assigns. This Agreement binds and benefits the respective successors and assigns of the Parties; provided, however, that neither Party may assign or delegate any of their respective rights or obligations under this Agreement without the prior written consent of the other Party.

Section 6.05 Waivers and Consents; Amendments. No failure or delay by any Party at any time to enforce one or more of the terms, conditions or obligations of this Agreement will constitute a waiver of such terms, conditions or obligations or will preclude such Party from requiring performance by the other Party at any time. No waiver of the provisions hereof, or any consent given hereunder, will be effective unless in writing and signed by the Party to be charged with such waiver or consent. No waiver will be deemed a continuing waiver or waiver in respect of any subsequent breach or default, either of similar or different nature, unless expressly so stated in writing. This Agreement may only be amended by a written instrument signed by all the Parties hereto.

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Section 6.06 Severability. All the provisions of this Agreement will be considered as separate terms and conditions. In the event any of the provisions hereof is determined to be invalid, prohibited or unenforceable by a court or other body of competent jurisdiction, this Agreement will be construed as if such invalid, prohibited or unenforceable provision has been more narrowly drawn so as not to be invalid, prohibited or unenforceable, unless such construction would be unreasonable. Notwithstanding the foregoing sentence, in the event that any provision contained in this Agreement should be determined to be invalid, prohibited or unenforceable, the validity, legality and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby, unless such construction would be unreasonable.

Section 6.07 Entire Agreement. This Agreement, together with the rest of the Closing Documents referenced in Schedule A contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between or among the Parties with respect to such subject matter hereof (including, upon the Effective Date, the previously applicable provisions of the Term Sheet and the Purchase Agreement and any other Closing Documents).

Section 6.08 No Third Party Beneficiaries. No person or entity not a Party to this Agreement shall have any rights under this Agreement as a third-party beneficiary or otherwise.

Section 6.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This Agreement shall become effective at such time as the counterparts hereof, when taken together, bear the signatures of the Parties. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as a delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Company: Epiq MD, Inc.	AMIH: American International Holdings, Corp.

Mr. Alejandro Rodriguez, CEO & Chairman	Mr. Jacob Cohen, CEO & Chairman
Effective Date: 06/30/2022	Effective Date: 6/30/2022

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